Exhibit 3.1

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

OF

GRIFFIN REALTY TRUST, INC.

FIRST: Griffin Realty Trust, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is Griffin Realty Trust, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is formed for the purpose of carrying on any lawful business or activity, which may include qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name and address of the resident agent for service of process of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The address of the Corporation’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Corporation may have such other offices and places of business within or outside the State of Maryland as the board of directors may from time to time determine.

ARTICLE IV

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Stock Ownership Limit. 9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the board of directors in accordance with Section 6.1.8 of the charter.

Beneficial Ownership. Ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.

Business Day. Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. One or more beneficiaries of the Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Class A Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class AA Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class AAA Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class D Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class D Common Stock Conversion Rate. A fraction, the numerator of which is the Net Asset Value per share of Class D Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

Class E Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class I Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class S Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class S Common Stock Conversion Rate. A fraction, the numerator of which is the Net Asset Value per share of Class S Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

Class T Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Class T Common Stock Conversion Rate. A fraction, the numerator of which is the Net Asset Value per share of Class T Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

Code. The term shall have the meaning as provided in Article II herein.

Common Stock. The term shall have the meaning as provided in Section 5.1 herein.

Common Stock Ownership Limit. 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the board of directors in accordance with Section 6.1.8 of the charter.

Common Stockholders. The holders of record of Common Stock.

Constructive Ownership. Ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

Corporation. The term shall have the meaning as provided in Article I herein.

Director. A member of the board of directors of the Corporation.

Excepted Holder. A Stockholder of the Corporation for whom an Excepted Holder Limit is created by the board of directors pursuant to Section 6.1.7.

Excepted Holder Limit. The percentage limit established by the board of directors pursuant to Section 6.1.7 provided that the affected Excepted Holder agrees to comply with the requirements established by the board of directors pursuant to Section 6.1.7, and subject to adjustment pursuant to Section 6.1.8.

Initial Public Offering. The initial public offering and sale of Common Stock of the Corporation pursuant to the Corporation’s first effective registration statement covering such Common Stock filed under the Securities Act of 1933.

Market Price. With respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or, if NASDAQ is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the board of directors or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the board of directors.

MGCL. The Maryland General Corporation Law, as amended from time to time.

Net Asset Value per share of Class A Common Stock. The net asset value of the Corporation allocable to the shares of Class A Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class A Common Stock.

Net Asset Value per share of Class AA Common Stock. The net asset value of the Corporation allocable to the shares of Class AA Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class AA Common Stock.

Net Asset Value per share of Class AAA Common Stock. The net asset value of the Corporation allocable to the shares of Class AAA Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class AAA Common Stock.

Net Asset Value per share of Class D Common Stock. The net asset value of the Corporation allocable to the shares of Class D Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class D Common Stock.

Net Asset Value per share of Class E Common Stock. The net asset value of the Corporation allocable to the shares of Class E Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class E Common Stock.

Net Asset Value per share of Class I Common Stock. The net asset value of the Corporation allocable to the shares of Class I Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class I Common Stock.

Net Asset Value per share of Class S Common Stock. The net asset value of the Corporation allocable to the shares of Class S Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class S Common Stock.

Net Asset Value per share of Class T Common Stock. The net asset value of the Corporation allocable to the shares of Class T Common Stock, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class T Common Stock.

Person. An individual, corporation, association, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, private foundation within the meaning of Section 509(a) of the Code, joint stock company, partnership, limited liability company or other legal entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, and a group to which an Excepted Holder Limit (as defined in Article VI) applies.

Preferred Stock. The term shall have the meaning as provided in Section 5.1 herein.

Prohibited Owner. With respect to any purported Transfer, any Person who but for the provisions of Section 6.1.1 would Beneficially Own or Constructively Own Shares and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Prospectus. The term shall have the meaning as defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known utilized for the purpose of offering and selling securities to the public.

REIT. A corporation, trust or association which is engaged in investing in equity interests in real estate (including fee ownership and leasehold interests and interests in partnerships and joint ventures holding real estate) or in loans secured by mortgages on real estate or both and that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.

Restriction Termination Date. The first day on which the board of directors determines pursuant to Section 7.2 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

SDAT. The State Department of Assessments and Taxation of Maryland.

Shares. All classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Stockholders. The registered holders of the Shares.

Transfer. Any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. Any trust provided for in Section 6.2.1.

Trustee. The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

ARTICLE V

STOCK

Section 5.1. Authorized Shares. The Corporation has authority to issue 1,000,000,000 Shares, of which (i) 800,000,000 Shares shall be designated common stock, $0.001 par value per share (“Common Stock”), of which 60,000,000 Shares shall be designated as Class T Common Stock (the “Class T Common Stock”), 60,000,000 Shares shall be designated as Class S Common Stock (the “Class S Common Stock”), 60,000,000 Shares shall be designated as Class D Common Stock (the “Class D Common Stock”), 60,000,000 Shares shall be designated as Class I Common Stock (the “Class I Common Stock”), 440,000,000 Shares shall be designated as Class E Common Stock (the “Class E Common Stock”), 40,000,000 Shares shall be designated as Class A Common Stock (the “Class A Common Stock”), 75,000,000 Shares shall be designated as Class AA Common Stock (the “Class AA Common Stock”), and 5,000,000 Shares shall be designated as Class AAA Common Stock (the “Class AAA Common Stock”), and (ii) 200,000,000 Shares shall be designated as preferred stock, $0.001 par value per share (“Preferred Stock”), of which 10,000,000 Shares are designated (by Articles Supplementary filed with the SDAT on April 29, 2019) as the “Series A Cumulative Perpetual Convertible Preferred Stock” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth on Exhibit A hereto. The aggregate par value of all authorized Shares having par value is $1,000,000. The board of directors, without any action by the Stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has the authority to issue. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section 5.1.

Section 5.2. Common Stock.

Section 5.2.1. Common Shares Subject to Terms of Preferred Shares. The Common Stock shall be subject to the express terms of any series of Preferred Stock.

Section 5.2.2. Description. Subject to the provisions of Article VI and except as may otherwise be specified herein, each share of Common Stock shall entitle the holder thereof to one vote. The board of directors may classify or reclassify any unissued Common Stock from time to time into one or more classes or series of Shares.

Section 5.2.3. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Stock shall be determined in accordance with applicable law. The holder of each share of Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class D Common Stock, Class E Common Stock, Class I Common Stock, Class S Common Stock or Class T Common Stock, as the case may be, shall be entitled to be paid, out of assets that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class A Common Stock, the Net Asset Value per share of Class AA Common Stock, the Net Asset Value per share of Class AAA Common Stock, the Net Asset Value per share of Class D Common Stock, the Net Asset Value per share of Class E Common Stock, the Net Asset Value per share of Class I Common Stock, the Net Asset Value per share of Class S Common Stock, or the Net Asset Value per share of Class T Common Stock, as applicable; provided, however, that if the available assets are insufficient to pay in full the above described liquidation payments, then such assets, or the proceeds thereof, shall be distributed among the holders of the Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class D Common Stock, Class E Common Stock, Class I Common Stock, Class S Common Stock and Class T Common Stock ratably in the same proportion as the respective amounts that would be payable on such shares of Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class D Common Stock, Class E Common Stock, Class I Common Stock, Class S Common Stock and Class T Common Stock if all amounts payable thereon were paid in full.

Section 5.2.4. Rights Upon Conversion. Each Share of Class T Common Stock, Class S Common Stock and Class D Common Stock shall automatically and without any action on the part of the holder thereof convert into a number of Shares (including fractional Shares) of Class I Common Stock equal to the Class T Common Stock Conversion Rate, Class S Common Stock Conversion Rate or Class D Common Stock Conversion Rate, as applicable, at the end of the month in which the dealer manager for a public offering of the Company, in conjunction with the transfer agent for such public offering of the Company, determines that the total selling commissions, dealer manager fees, and distribution fees paid with respect to all Shares of Common Stock held by a Stockholder in their account would exceed, in the aggregate, 9.0% (or a lower limit as set forth in an applicable agreement between the dealer manager of such public offering and a participating broker-dealer) of the gross proceeds from the sale of such Shares of Common Stock (including the gross proceeds of any Shares issued under a distribution reinvestment plan with respect thereto). If a Share of Class T Common Stock, Class S Common Stock or Class D Common Stock converts to a number of Shares of Class I Common Stock pursuant to the foregoing, all Shares issued under a distribution reinvestment plan with respect to such Share, if any, will also convert into a number of Shares of Class I Common Stock equal to the Class T Common Stock Conversion Rate, Class S Common Stock Conversion Rate or Class D Common Stock Conversion Rate, as applicable. Upon the listing of a class of Common Stock for trading on a national securities exchange, each Share of the classes of Common Stock that are not so listed shall automatically and without any action on the part of the holder thereof convert into a number of Shares of the listed class of Common Stock equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the Shares of the applicable non-listed class of Common Stock and the denominator of which is the net asset value of the Corporation allocable to the Shares of the listed class of Common Stock.

Section 5.2.5. Voting Rights. Except as may be provided otherwise herein, and subject to the express terms of any series of Preferred Stock, the holders of the Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. The shares of Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class D Common Stock, Class E Common Stock, Class I Common Stock, Class S Common Stock and Class T Common Stock shall vote together as a single class on all actions to be taken by the Stockholders; provided, however, the affirmative vote of a majority of the then outstanding Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class D Common Stock, Class E Common Stock, Class I Common Stock, Class S Common Stock or Class T Common Stock, as the case may be, with no other class of Common Stock voting except the applicable class of Common Stock voting as a separate class, shall be required (A) to amend the charter if such amendment would materially and adversely affect the rights, preferences and privileges of such class of Common Stock; (B) on any matter submitted to Stockholders that relates solely to such class of Common Stock; and (C) on any matter submitted to Stockholders in which the interests of such class of Common Stock differ from the interests of any other class of Common Stock.

Section 5.3. Preferred Stock. The board of directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time into one or more classes or series of Shares.

Section 5.4. Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.5. Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the charter and the bylaws.

Section 5.6. No Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 above or as may otherwise be provided by contract approved by the board of directors, no holder of Shares of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature.

Section 5.7. Issuance of Shares Without Certificates. The board of directors may authorize the issuance of Shares without certificates. The Corporation shall continue to treat the holder of uncertificated Shares registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.

Section 5.8. Distributions. The board of directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other distributions, in cash or other assets of the Corporation or in Shares, including in Shares of one class payable to holders of Shares of another class. Until the board of directors determines that it is no longer in the best interest of the Corporation to qualify as a REIT, the board of directors shall authorize dividends to the extent necessary to preserve the status of the Corporation as a REIT. The exercise of the powers and rights of the board of directors pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1. Stock.

Section 6.1.1. Ownership Limitations. Prior to the Restriction Termination Date:

(a)	Basic Restrictions.

(i)	(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate

Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)	No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation (1) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)	Any Transfer of Shares that, if effective, would result in the Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares; provided, however, that the board of directors may waive the application of this Section 6.1.1(a)(iii) if, in the opinion of the board of directors, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.

(b)           Transfer in Trust. If any Transfer of Shares occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii),

(i)	then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer and such Person shall acquire no rights in such shares; provided, however,

(ii)	if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of Shares by a single Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VI.

Section 6.1.2. Remedies for Breach. If the board of directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.1.1(a) (whether or not such violation is intended), the board of directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1(a) shall automatically result in the Transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of directors.

Section 6.1.3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a) or any Person who would have owned Shares that resulted in a Transfer to the Trust pursuant to the provisions of Section 6.1.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporationʼs status as a REIT.

Section 6.1.4. Owners Required to Provide Information. Prior to the Restriction Termination Date:

(a)            every owner of 5% or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporationʼs status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit.

(b)            each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporationʼs status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.1.5. Remedies Not Limited. Subject to Section 7.2, nothing contained in this Section 6.1 shall limit the authority of the board of directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporationʼs status as a REIT.

Section 6.1.6. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.1 or Section 6.2 or any definition contained herein, the board of directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it. In the event Section 6.1 or Section 6.2 requires an action by the board of directors and the charter fails to provide specific guidance with respect to such action, the board of directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1 or 6.2. Absent a decision to the contrary by the board of directors (which the board of directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 6.1.7. Exceptions.

(a)            Subject to Section 6.1.1(a)(ii), the board of directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)	the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Personʼs Beneficial Ownership or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);

(ii)	such Person does not and represents that it will not own, actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the board of directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii)	such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically transferred to a Trust in accordance with Section 6.1.1(b) and Section 6.2.

(b)           Prior to granting any exception pursuant to Section 6.1.7(a), the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case, in form and substance satisfactory to the board of directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporationʼs status as a REIT. Notwithstanding the receipt of any ruling or opinion, the board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)          Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)             The board of directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time; or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 6.1.8. Increase in Aggregate Stock Ownership Limit and Common Stock Ownership Limit. Subject to Section 6.1.1(a)(ii), the board of directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 6.1.9. Legend. Each certificate for Shares, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated Shares, shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporationʼs maintenance of its status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporationʼs charter: (a) no Person may Beneficially Own or Constructively Own Shares of Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own Shares of the Corporation in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (d) other than as provided in the Corporation’s charter, any Transfer of Shares that, if effective, would result in the Shares being Beneficially Owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on Transfer or ownership as set forth in (a), (b) or (c) above are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the board of directors in its sole and absolute discretion if the board of directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

Section 6.2. Transfer of Shares in Trust.

Section 6.2.1. Ownership in Trust. Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a transfer of Shares to a Trust, such Shares shall be deemed to have been Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 6.1.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.

Section 6.2.2. Status of Shares Held by the Trustee. Shares held by the Trustee shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee and shall have no rights to dividends or other distributions attributable to the shares held in the Trust.

Section 6.2.3. Distributions and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Corporation that the Shares have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust, and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Trustee, the Trustee shall have the authority with respect to the Shares held in the Trust (at the Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Shares have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

Section 6.2.4. Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust or (b) the price per share received by the Trustee from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Trustee upon demand.

Section 6.2.5. Purchase Right in Shares Transferred to the Trustee. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) or (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 6.2.4. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.2.6. Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the Shares held in the Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 6.1.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.3. Settlement. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.4. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.5. Non-Waiver. No delay or failure on the part of the Corporation or the board of directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the board of directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1. Number of Directors. The number of Directors of the Corporation shall be eight. The number of Directors of the Corporation may be increased or decreased from time to time pursuant to the bylaws but shall never be less than the minimum number required by the MGCL. The Corporation elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred until his or her successor is duly elected and qualifies. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term, except as may otherwise be provided in the terms of any Preferred Stock. The names of the Directors who shall serve on the board of directors until the next annual meeting of the Stockholders and until their successor are duly elected and qualify, subject to the filling of vacancies or an increase in the number of Directors prior to the next annual meeting of the Stockholders, are: Kevin A. Shields, Michael J. Escalante, Kathleen S. Briscoe, Gregory M. Cazel, Ranjit M. Kripalani, James F. Risoleo, J. Grayson Sanders and Samuel Tang.

Section 7.2. REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the board of directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the board of directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The board of directors also may determine that compliance with any restriction or limitation on ownership and Transfers of Shares set forth in Article VI is no longer required for REIT qualification. The determination by the board of directors that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors.

Section 7.3. Determinations by the Board. The determination as to any of the following matters, made by or pursuant to the direction of the board of directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; (e) any interpretation or resolutions of any ambiguity with respect to any provision of the charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any Shares of any class or series) or of the bylaws; (f) the number of Shares of any class or series; (g) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; (h) any interpretation of the terms and conditions of one or more agreements with any Person; or (i) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or bylaws or otherwise to be determined by the board of directors.

Section 7.4. Authorization by Board of Stock Issuance. The board of directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the bylaws.

Section 7.5. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of Stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 7.6. Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 7.7. Rights of Objecting Stockholders. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the board shall determine that such rights shall apply, with respect to all or any classes or series of Shares, to a particular transaction or all transactions occurring after the date of such approval in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

ARTICLE VIII

LIABILITY OF DIRECTORS, OFFICERS AND OTHER AGENTS

Section 8.1. Limitation of Director and Officer Liability. To the maximum extent permitted by Maryland law, no present or former Director or officer of the Corporation shall be liable to the Corporation or to any Stockholder for money damages. Neither the amendment nor repeal of this Section 8.1, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 8.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.2. Indemnification.

(a)          The Corporation shall, to the maximum extent permitted by Maryland law, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former Director or officer of the Corporation; or (ii) any individual who, while a Director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity. The rights to indemnification and advancement of expenses provided to a Director or officer hereby shall vest immediately upon election of such Director or officer. With the approval of the board of directors, the Corporation shall have the power to provide such indemnification and advancement of expenses to any individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above or to any employee or agent of the Corporation. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

(b)          Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

AMENDMENT

The Corporation reserves the right from time to time to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any outstanding Shares.

THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Section 7.1 of the foregoing amendment and restatement of the charter.

SEVENTH:  The undersigned acknowledges the foregoing amendment and restatement of the charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Griffin Realty Trust, Inc. has caused the foregoing second articles of amendment and restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 4th day of August, 2022.

ATTEST:		GRIFFIN REALTY TRUST, INC.

By:	/s/ Nina Momtazee Sitzer	By:	/s/ Michael J. Escalante
	Nina Momtazee Sitzer		Michael J. Escalante
	Secretary		Chief Executive Officer and President

EXHIBIT A

10,000,000 SHARES OF SERIES A CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK

Capitalized terms used in this Exhibit A which are defined elsewhere in the charter and not otherwise defined herein are used herein as so defined in the charter. Certain other capitalized terms used in this Exhibit A are defined in Section 15 and elsewhere below, which definitions shall apply only to the Series A Cumulative Perpetual Convertible Preferred Stock and shall not affect the definition of such terms as used or as otherwise defined with respect to other classes or series of Preferred Stock or elsewhere in the charter.

The Series A Cumulative Perpetual Convertible Preferred Stock shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications and terms and conditions of redemption:

(1)            Designation and Number. There shall be a series of Preferred Stock designated as the “Series A Cumulative Perpetual Convertible Preferred Stock, $0.001 par value per share” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock is 10,000,000.

(2)            Rank. The Series A Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to the Common Stock and to any other class or series of equity securities issued by the Corporation the terms of which specifically provide that such class or series ranks, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock; (b) on a parity with any other class or series of equity securities issued by the Corporation the terms of which specifically provide that such class or series ranks, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Corporation, on a parity with the Series A Preferred Stock; and (c) junior to any other class or series of equity securities issued by the Corporation the terms of which specifically provide that such class or series ranks, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock. For the avoidance of doubt, debt securities of the Corporation which are outstanding and convertible into or exchangeable for equity securities of the Corporation or any other debt securities of the Corporation do not constitute a class or series of equity securities for purposes of this Section 2, provided, however, that any future issuance of debt securities convertible into or exchangeable for equity securities ranking senior or on a parity to the Series A Preferred Stock will be subject to Section 7(d)(ii) hereof.

(3)	Distributions.

(a)          Subject to the preferential rights of the holders of any class or series of equity securities issued by the Corporation ranking senior to the Series A Preferred Stock as to distributions, holders of the Series A Preferred Stock are entitled to receive, when and if authorized by the board of directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of distributions, cumulative cash distributions at a rate equal to one-fourth (1/4) of the then applicable Distribution Rate on the Liquidation Amount with respect to each Distribution Period, payable quarterly in arrears on each Distribution Payment Date.

(b)          If any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.

(c)          The amount of distributions payable on the Series A Preferred Stock on any date prior to the end of a Distribution Period shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter. Distributions shall be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date (each, a “Distribution Record Date”), which will be the same date set for any quarterly distribution payable to holders of the Common Stock and other Preferred Stock of the Corporation, or on such other date designated by the board of directors for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date.

(d)          No distributions on the Series A Preferred Stock shall be authorized by the board of directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation relating to any indebtedness of the Corporation or any agreement of the Corporation relating to any securities that are senior to the Series A Preferred Stock, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(e)        Except as provided in Section 3(g) below, unless full cumulative distributions on the Series A Preferred Stock for all past Distribution Periods have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment, no distributions (other than distributions paid in Common Stock or equity securities ranking junior to the Series A Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or options, warrants or rights to subscribe for or purchase Common Stock or such junior equity securities) shall be authorized, declared or paid or set apart for payment upon the Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to distributions, nor shall any Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to distributions be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation except (i) by conversion into or exchange for Common Stock or such junior equity securities, (ii) by redemption, purchase or other acquisition of Common Stock or such junior equity securities made for purposes of an incentive, benefit, share redemption program or share purchase plan of the Corporation or any of its direct or indirect subsidiaries, (iii) for redemptions, purchases or other acquisitions by the Corporation, whether pursuant to any provision of the charter of the Corporation or otherwise, for the purpose of preserving the Corporation’s status as a REIT for U.S. federal income tax purposes or (iv) for any distributions by the Corporation required for it to maintain its status as a REIT for U.S. federal income tax purposes.

(f)          Any distribution payments made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid distributions due with respect to the Series A Preferred Stock which remain payable.

(g)          When full cumulative distributions for all past Distribution Periods are not paid in full in cash (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the equity securities of any other class or series ranking on a parity as to distributions with the Series A Preferred Stock, then all distributions declared upon the Series A Preferred Stock and any such other class or series of equity securities (ranking on a parity as to distributions with the Series A Preferred Stock) shall be declared pro rata so that the amount of distributions authorized per share of the Series A Preferred Stock and such other classes or series of equity securities shall in all cases bear to each other in the same ratio that accumulated, accrued and unpaid distributions per share on the Series A Preferred Stock and such other class or series of equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.

(h)          No interest, or sum of money in lieu thereof, shall be payable with respect to any distribution payment or payments on Series A Preferred Stock which may be in arrears, and the holders of shares of Series A Preferred Stock are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Subject to the provisions of this Section 3, such distributions (payable in cash, securities or other property) as may be determined by the board of directors or any duly authorized committee of the board of directors may be declared and paid on any securities of the Corporation from time to time out of any funds legally available for such payment, and holders of Series A Preferred Stock shall not be entitled to participate in any such distributions.

(i)          The Corporation shall remain entitled to receive and retain any interest or other earnings on any money set apart for the payment of distributions on Series A Preferred Stock and holders thereof shall have no claim to such interest or other earnings. To the extent permitted by applicable law, any funds for the payment of distributions on Series A Preferred Stock which have been set apart by the Corporation and which remain unclaimed by the holders of the Series A Preferred Stock entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Corporation, and thereafter the holders of the Series A Preferred Stock entitled to the funds which have reverted or been repaid to the Corporation shall look only to the general funds of the Corporation for payment, without interest or other earnings thereon.

(j)          Any cash distributions paid in respect of Series A Preferred Stock, including any portion thereof which the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Code) or as a return of capital, shall be credited to the distributions on the Series A Preferred Stock.

(4)	Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (referred to herein as a “liquidation”), the holders of the Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, liquidating distributions, in cash or property at its fair market value as determined by the board of directors, in the amount, for each outstanding share of Series A Preferred Stock equal to the Liquidation Amount (the “Liquidation Preference”), plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution or payment is made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon a liquidation but subject to the preferential rights of holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock as to the distribution of assets upon a liquidation. After payment of the full amount of the Liquidation Preference to which they are entitled, plus an amount equal to any accumulated and unpaid distributions to the date of payment, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(b)          In the event that, upon any liquidation of the Corporation, the available assets of the Corporation are insufficient to pay the Liquidation Preference on all outstanding Series A Preferred Stock, plus an amount equal to any accumulated and unpaid distributions to the date of such payment and any corresponding amounts payable as liquidating distributions on all other classes or series of equity securities of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets upon a liquidation, then the holders of Series A Preferred Stock and all other such equity securities of the Corporation ranking on a parity with Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled.

(c)          For purposes of this Section 4, neither the voluntary sale, lease, exchange, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, nor the merger or consolidation or any other business combination of the Corporation with or into or with any other entity or the merger or consolidation of any other entity into or with the Corporation or a statutory share exchange by the Corporation, shall be deemed to be a liquidation. Upon a Change of Control, if the shares of the Series A Preferred Stock are not redeemed or converted as provided in Sections 5 or 6 hereof, respectively, then the Corporation will cause any acquirer of the Corporation to assume the obligations set forth herein and be subject to the terms and conditions set forth herein. And, notwithstanding the foregoing, if such assumption is not permitted by law, the Corporation shall take any actions under its control necessary to cause the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein (including the inclusion of a provision in the relevant merger or consolidation agreement requiring the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein).

(d)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of equity securities of the Corporation or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

(e)          Written notice of any liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

(5)	Redemption.

(a)          The Corporation may redeem the Series A Preferred Stock, in whole or in part at the option of the Corporation upon the date of, and on any date after, the earliest to occur of (i) five years from the First Issuance Date or (ii) the First Triggering Event, at a per share redemption price in cash equal to the Liquidation Amount (the “Redemption Price”), plus any accumulated and unpaid distributions on the Series A Preferred Stock up to the Redemption Date (as defined below), plus, in the case of a redemption pursuant to Section 5(a)(ii) that occurs on or after the date of the First Triggering Event, but before the date that is five years from the First Issuance Date, the Redemption Fee. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the Corporation shall determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or in such other manner as determined by the Corporation to be fair and equitable to holders of Series A Preferred Stock.

(b)          If the Corporation fails by August 1, 2023 to list either its shares of Common Stock or the Series A Preferred Stock on a national securities exchange registered under Section 6(a) of the Exchange Act, the Corporation shall redeem, at the option of the holder of the Series A Preferred Stock on or on any date following August 1, 2023, such holder’s shares of the Series A Preferred Stock, at the Redemption Price, plus any accumulated and unpaid distributions on the Series A Preferred Stock up to the Redemption Date (as defined below) (the “Mandatory Redemption Right”); provided, however, that no holder of the Series A Preferred Stock shall have a Mandatory Redemption Right under this Section 5(b) if the Corporation lists its shares of Common Stock or the Series A Preferred Stock on a national securities exchange registered under Section 6(a) of the Exchange Act prior to or on August 1, 2023.

(c)          Notwithstanding anything to the contrary contained herein: (i) absent an exemption therefrom, Series A Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit or other ownership limitations set forth in Article VI of the charter shall be subject to the provisions of Article VI of the charter (including with respect to any notice to any such stockholder) and (ii) except as otherwise provided herein, the redemption provisions of the Series A Preferred Stock do not in any way limit the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

(d)          If, prior to the Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the Series A Preferred Stock pursuant to Section 5(a), or the Corporation has received a notice of its obligation to redeem the Series A Preferred Stock pursuant to Section 5(b), the holders of the Series A Preferred Stock will not have a Conversion Right (as defined below) with respect to the Series A Preferred Stock called or put for redemption.

(e)          If as a result of a redemption pursuant to this Section 5, any holder of Series A Preferred Stock (other than a holder that is an Excepted Holder) would have actual or constructive ownership in excess of the Aggregate Stock Ownership Limit or otherwise would violate Article VI of the charter because a holder’s Series A Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no Person will hold shares in excess of the Aggregate Stock Ownership Limit or otherwise in violation of Article VI of the charter subsequent to such redemption.

(f)          Notice of a redemption pursuant to Section 5(a) will be mailed by the Corporation, postage prepaid, not less than 15 Business Days prior to the Redemption Date, addressed to the respective holders of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation. Each notice shall state: (i) the redemption date for the Series A Preferred Stock being redeemed (the “Redemption Date”); (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates representing such Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such Redemption Date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given.

(g)          A holder of Series A Preferred Stock desiring to exercise its Mandatory Redemption Right under Section 5(b) hereof must deliver a written redemption notice (the “Mandatory Redemption Notice”) in the form approved by the Corporation, duly completed, to the Corporation by certified mail postage prepaid to the Corporation’s principal office c/o the Secretary. The Redemption Notice must state: (i)

the number of shares of Series A Preferred Stock to be redeemed by the Corporation; and (ii) that the Series A Preferred Stock is to be redeemed pursuant to Section 5(b) hereof. Upon receipt of a Mandatory Redemption Notice, the Corporation, not less than 15 Business Days prior to the Redemption Date, shall mail a notice to such holder which shall state: (i) the Redemption Date; (ii) the place or places where certificates representing such Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (iii) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such Redemption Date.

(h)          On or after a Redemption Date, each holder of Series A Preferred Stock to be redeemed must present and surrender the certificates (or an affidavit of loss and indemnity satisfactory to the Corporation), to the extent such shares are certificated, representing the Series A Preferred Stock to the Corporation to be redeemed at the place designated in the notice from the Corporation referenced in (f) or (g) above, as the case may be, and thereupon the Redemption Price for such shares of Series A Preferred Stock (and all accumulated and unpaid distributions to but excluding the Redemption Date) will be paid to or on the order of such holder by wire transfer pursuant to wire instructions provided by such holder and each surrendered certificate, if any, will be canceled. If the shares of Series A Preferred Stock to be redeemed are certificated, then in the event that fewer than all the shares of Series A Preferred Stock are to be redeemed, a new certificate will be issued representing the unredeemed shares of Series A Preferred Stock.

(i)          Except as provided in the next sentence, from and after a Redemption Date, all distributions on the Series A Preferred Stock subject to such redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (and all accumulated and unpaid distributions to but excluding the Redemption Date), will cease and terminate and such Series A Preferred Stock shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Corporation defaults in the payment of the Redemption Price for any Series A Preferred Stock surrendered for redemption pursuant to Section 5(a), such Series A Preferred Stock shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders, and the Corporation shall promptly return any surrendered certificates representing such Series A Preferred Stock to such holders (although the failure of the Corporation to return any such certificates to such holders shall in no way affect the ownership of such Series A Preferred Stock by such holders or their rights thereunder) (and the holders of the Series A Preferred Stock that was not redeemed shall have no other remedy against the Corporation).

(j)          At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the Redemption Price of the Series A Preferred Stock to be redeemed pursuant to this Section 5 in trust for the holders of Series A Preferred Stock with a bank or trust company, in which case the Corporation shall send a notice to the holders of shares of Series A Preferred Stock to be redeemed which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the Redemption Price and (C) require the holder of shares of Series A Preferred Stock to be redeemed to surrender the certificates, if any, representing such shares of Series A Preferred Stock (or an affidavit of loss and indemnity satisfactory to the Corporation) at such place on or about the date fixed in the redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

(6)          Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in Article VI of the charter and in this Section 6.

(a)          Subject to the Corporation’s redemption rights under Section 5, at the option of the holder of Series A Preferred Stock, any time after the earlier of (i) five years from the First Issuance Date, or if the Second Issuance occurs, five years from the Second Issuance Date or (ii) a Change of Control, such holder shall have the right to convert (the “Conversion Right”) any or all of the holder’s shares of Series A Preferred Stock into shares of Class E Common Stock at a per share conversion rate equal to the Liquidation Amount divided by the then Common Stock Fair Market Value (the “Conversion Price”); provided, however, that no shares of Series A Preferred Stock may be converted on any Conversion Date (as defined below) pursuant to this Section 6 unless at least 1,000 shares of Series A Preferred Stock, in the aggregate, are converted by one or more holders thereof.

(b)          A holder of Series A Preferred Stock desiring to exercise its Conversion Right must deliver, on or before the close of business on the Conversion Date, the certificates (if any) evidencing the Series A Preferred Stock to be converted, duly endorsed for transfer (or an affidavit of loss and indemnity satisfactory to the Corporation), together with a written conversion notice (the “Conversion Notice”) in the form approved by the Corporation, duly completed, to the Corporation by certified mail postage prepaid to the Corporation’s principal office coo the Secretary. The Conversion Notice must state: (i) the date the holder proposes to convert the shares of Series A Preferred Stock into Class E Common Stock (the “Conversion Date”); provided, however, that the Conversion Date must be a Business Day and may not be less than five nor more than 15 days after the date the Conversion Notice is delivered to the Corporation, or in the event that holders of 15% or more of the then outstanding Series A Preferred Stock provide a Conversion Notice to the Corporation, the Conversion Date may not be less than 30 days after the date the Conversion Notice is delivered to the Corporation; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the Series A Preferred Stock is to be converted pursuant to the applicable provisions hereof. Subject to the terms hereof, the Corporation’s obligation to convert the Series A Preferred Stock shall be extended for such period of time as may be reasonably necessary for (i) the parties to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976; or (ii) the issuance of a Fairness Opinion if such an opinion is requested by the Purchaser.

(c)          No fractional shares of Class E Common Stock will be issued upon the conversion of the Series A Preferred Stock in connection with a Conversion Right. Instead, the Corporation will make a cash payment (computed to the nearest cent) equal to the value of such fractional Class E Common Stock based upon the Conversion Price.

(d)          At the Corporation’s option, upon the exercise of the Conversion Right by a holder of Series A Preferred Stock and upon written notice to the holder delivered not later than three Business Days prior to the Conversion Date, in lieu of issuing the requisite number of shares of Class E Common Stock to the converting holder of Series A Preferred Stock in accordance with Section 6(a) above, the Corporation may elect to make a cash payment to the converting holder of Series A Preferred Stock in an amount equal to the product of (1) the Conversion Price and (2) the number of shares of Class E Common Stock that would have been otherwise issued to the converting holder of Series A Preferred Stock. In such a case, the holder shall only have the right to such payment and shall cease to have any further rights as a stockholder of the Corporation.

(e)          Any conversion or redemption pursuant to this Section 6 shall be effective as of the close of business on the Conversion Date. To the extent that any shares of Series A Preferred Stock to be converted or redeemed pursuant to this Section 6 are certificated, if fewer than all the shares evidenced by any such certificate are to be converted or redeemed, a new certificate shall be issued evidencing the shares that have not been converted or redeemed.

(f)          Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to exercise a Conversion Right (i) to the extent that receipt of such Class E Common Stock would cause such holder (or any other Person) to violate the applicable restrictions on ownership and transfer in Article VI of the charter, unless the Corporation provides an exemption from the applicable limitation to such holder (or other Person) pursuant to Article VI of the charter; (ii) in the opinion of counsel for the Corporation, the Corporation would no longer qualify as a REIT or its status as a REIT may be compromised as a result of such conversion; or (iii) such conversion would, in the opinion of counsel for the Corporation, constitute or be likely to constitute a violation of applicable securities laws. Notwithstanding the foregoing, upon the exercise of the Conversion Right by a holder of Series A Preferred Stock in accordance with Section 6 hereof, the Corporation will use reasonable efforts to satisfy the conditions set forth in Section 6(f)(i)-(iii) hereof.

(g)          The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized and unissued Class E Common Stock, solely for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Class E Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not theretofore converted into Class E Common Stock.

(h)          The Corporation shall pay any documentary stamp or similar issue or transfer taxes required to be paid by the Corporation under applicable law in respect of the issue or delivery of Class E Common Stock on conversion of Series A Preferred Stock pursuant hereto. The converting holder of the Series A Preferred Stock shall pay any documentary stamp or similar issue or transfer taxes required to be paid by such holder of the Series A Preferred Stock under applicable law in respect of the issue or delivery of Class E Common Stock on conversion of Series A Preferred Stock pursuant hereto.

(7)       Voting Rights.

(a)          Notwithstanding anything to the contrary contained in the charter of the Corporation or Maryland law, except as set forth below in this Section 7, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders (except for such notices as may be expressly required by law).

(b)          If, at any time, full cumulative distributions on the Series A Preferred Stock shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series A Preferred Stock (voting together as a single class) will be entitled to elect two additional directors of the Corporation (each, a “Preferred Stock Director”). The election will take place at the next annual meeting of stockholders, or at a special meeting of the holders of Series A Preferred Stock called for that purpose, and such right to elect Preferred Stock Directors shall continue until all distributions accumulated on the Series A Preferred Stock have been paid in full for all past distribution periods and the accumulated distribution for the then current distribution period shall have been authorized, declared and paid in full or authorized, declared and a sum sufficient for the payment thereof irrevocably set apart for payment in trust. Upon the election of the Preferred Stock Directors, the number of directors then constituting the board of directors will automatically increase by two, if not already increased by two by reason of the election of Preferred Stock Directors by the holders of the Series A Preferred Stock. For the avoidance of doubt, and by means of example, in the event distributions on the Series A Preferred Stock shall be in arrears for six or more quarterly periods, the holders of the Series A Preferred Stock shall be entitled to vote for the election of two additional directors in the aggregate, not two times the number of the sum of the Series A Preferred Stock.

(c)           The Series A Preferred Stock shall vote for and elect (and may only vote for and elect) as the Preferred Stock Directors such persons as shall have been selected by a plurality of the votes cast at a meeting of the holders (other than the Corporation) of the Series A Preferred Stock (voting together as a single class) held for such purpose, such meeting to be held with respect to notice and other procedural matters in substantially the same manner as a special meeting of stockholders of the Corporation (as determined by the board of directors in its sole discretion).

(i)          If all distributions accumulated on the Series A Preferred Stock and on the Series A Preferred Stock for all past distribution periods have been paid in full, or the Corporation has authorized, declared and a sum sufficient for the payment thereof has been irrevocably set apart for payment in trust, and the Corporation has authorized, declared and a sum sufficient for the payment thereof has been set apart for the then-current distribution period, the right of the holders of Series A Preferred Stock to elect such two Preferred Stock Directors shall cease, and the term of office of such Preferred Stock Directors previously so elected shall automatically terminate and the authorized number of directors of the Corporation will thereupon automatically return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Stock Directors in the case of any such future Preferred Distribution Default.

(ii)        If at any time when the voting rights conferred upon the Series A Preferred Stock pursuant to this Section 7(c) are exercisable, any vacancy in the office of a Preferred Stock Director elected pursuant to this Section 7(c) shall occur, then such vacancy may be filled only by action of the other Preferred Stock Director who remains in office or by the vote and pursuant to the procedures described in the first two paragraphs of this Section 7(c).

(iii)       Subject to the next paragraph, any director elected or appointed pursuant to this Section 7(c) may be removed with or without cause only by the holders of the outstanding Series A Preferred Stock (voting together as a single class), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of Preferred Stock Directors, and may not be removed by the holders of the Common Stock.

(iv)        Each Preferred Stock Director will hold office for a one-year term and will be entitled to cast one vote on any matter before the board of directors. The term of any Preferred Stock Director elected or appointed pursuant to this Section 7(c) shall be from the date of such election or appointment and their qualification until the next annual meeting of the stockholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 7(c).

(v)          At any time that the voting rights conferred upon the Preferred Stock pursuant to Section 7(c) are exercisable, and notwithstanding anything to the contrary in the Corporation’s bylaws, the Secretary of the Corporation may, and upon the written request of holders entitled to cast at least 10% of the votes entitled to be cast by the holders of the Series A Preferred Stock (addressed to the Secretary at the Corporation’s principal office), shall, call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing the Preferred Stock Directors, such call to be made by notice similar to that provided in the Corporation’s bylaws for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt Corporation of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the Corporation’s stock books.

(d)          So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the prior affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series A Preferred Stock voting separately as a class):

(i)          amend, alter, supplement or repeal any of the provisions of the charter (including these Articles Supplementary) in a manner that materially and adversely affects any contract right of the Series A Preferred Stock (each, a “Material Adverse Effect”). For the purposes of this Section 7(d)(i), Material Adverse Effects include actions that materially and adversely affect the right to receive distributions, the right to receive payment or distributions upon a liquidation, or the conversion or redemption rights of the holders of the Series A Preferred Stock; provided, however, that any issuance of or increase in the number of shares of Series A Preferred Stock or the amendment of, or supplement to, the provisions of the charter so as to authorize, create, increase or decrease the authorized amount of any equity securities ranking junior to the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, or the issuance of any such shares, shall not be deemed to cause a Material Adverse Effect to the Series A Preferred Stock (and for the avoidance of doubt, the consummation by the Corporation of any transaction that is an Excepted Transaction shall not be deemed to cause a Material Adverse Effect to the Series A Preferred Stock); or

(ii)        authorize, reclassify or create, or increase the authorized or issued amount of, or issue, any class or series of equity securities of the Corporation ranking senior or on a parity to the Series A Preferred Stock in respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, or any security, including any debt security, convertible into or evidencing the right to purchase any class or series of such equity securities.

(e)          The voting provisions set forth in clauses (b), (c) and (d) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding shares of Series A Preferred Stock shall have been redeemed or reacquired by the Corporation or converted into Class E Common Stock or (ii) all outstanding shares of Series A Preferred Stock shall have been called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

(f)          On each matter submitted to a vote of the holders of Series A Preferred Stock or on which the holders of Series A Preferred Stock are otherwise entitled to vote as provided herein, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote, except that when shares of any other class or series of Preferred Stock have the right to vote together with the Series A Preferred Stock as a single class on any matter, the holders of Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding any unpaid distributions which are part of any liquidation preference).

(g)          Except as expressly set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action or any action that may otherwise require the vote of the Corporation’s stockholders under the charter or the MGCL, regardless of the effect that such corporate action may have upon the Series A Preferred Stock.

(h)          As to any voting right set forth above, the holders of Series A Preferred Stock shall have exclusive voting rights on any proposed amendment to the charter that would alter only the contract rights of the Series A Preferred Stock.

(8)          Status of Acquired Shares. In the event any shares of Series A Preferred Stock have been redeemed or repurchased by the Corporation pursuant to Section 5 or 6 hereof or converted pursuant to Section 6 hereof, or otherwise reacquired by the Corporation, the Shares so redeemed, repurchased, converted or reacquired shall become authorized but unissued shares of Preferred Stock without further designation as to class or series, available for future classification or reclassification by the board of directors and issuance by the Corporation.

(9)          Transfers Restrictions; Legend. The holders of the Series A Preferred Stock are at all times subject to the provisions contained in Article VI of the charter and to the transfer restrictions set forth in the Preferred Stock Purchase Agreement. Each certificate representing shares of the Series A Preferred Stock shall bear any legend required by the charter or bylaws, any legend required by Maryland law, any legend as required by the “blue sky” laws of any state, and a restrictive legend in substantially the following form until such time as they are not required:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THESE SECURITIES ARE ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN (I) THE SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AUGUST 8, 2018, BY AND AMONG GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC., SHBNPP GLOBAL PROFESSIONAL INVESTMENT TYPE PRIVATE REAL ESTATE TRUST NO. 13(H) (ACTING THROUGH KOOKMIN BANK AS TRUSTEE OF SHBNPP GLOBAL PROFESSIONAL INVESTMENT TYPE PRIVATE REAL ESTATE TRUST NO. 13(H)) AND SHINHAN BNP PARIBAS ASSET MANAGEMENT CORPORATION, AND (II) THE CHARTER OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC., INCLUDING THE ARTICLES SUPPLEMENTARY OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC. DATED AS OF APRIL 29, 2019 AND FILED WITH THE MARYLAND DEPARTMENT OF ASSESSMENTS AND TAXATION.”

(10)        Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

(11)        No Preemptive Rights. No holder of the Series A Preferred Stock will, as a holder of the Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation (whether now or hereafter authorized).

(12)        Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A Preferred Stock provided for herein shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Corporation. Unless otherwise provided herein or required by law, any requirements set forth herein for public announcements or publications by the Corporation may be satisfied if the subject matter thereof is contained in (a) a document filed by the Corporation with, or furnished by the Corporation to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Corporation for publication to Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).

(13)        Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock.

(14)        Form. The Series A Preferred Stock shall be certificated. The Corporation shall replace any mutilated certificate at holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of an affidavit of loss and indemnity satisfactory to the Corporation.

(15)        Definitions.

“Approved Financial Advisors” means entities affiliated with each of Deloitte & Touche LLP, PricewaterhouseCoopers LLP, KPMG LLP, Ernst & Young LLP, Cushman & Wakefield, CBRE, JLL, Robert Stanger & Co., Inc., Duff & Phelps, LLC and Altus Group.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York and Seoul, Korea are authorized or required by law, regulation or executive order to close.

“Change of Control” will be deemed to have occurred with respect to the Corporation on any date after the First Issuance Date on which the Corporation is no longer managed directly or indirectly by GCC or any affiliate thereof, except as a result of an Excepted Transaction.

“Common Stock Fair Market Value” means, with respect to any Conversion Date, the average closing price of a share of Class E Common Stock for the 10 consecutive trading days preceding such Conversion Date on the principal national securities exchange on which the shares of Class E Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over the counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the Financial Industry Regulatory Authority selected by the Corporation or, if the Class E Common Stock is not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined in good faith by the board of directors consistent with its duties under Section 2-405.1 of the MGCL after consultation with its financial advisor to be approved by the Purchaser, which approval may not be unreasonably withheld or delayed; provided, however, that the Approved Financial Advisors shall be deemed to be automatically approved by the Purchaser; provided, further, that if the board of directors selects Robert Stanger & Co., Inc., Duff & Phelps, LLC or Altus Group as its financial advisor, then, at the election of the Purchaser, the determination of the Common Stock Fair Market Value shall be subject to the issuance of a Fairness Opinion from one of the Approved Financial Advisors (other than Robert Stanger & Co., Inc., Duff & Phelps, LLC and Altus Group).

“Distribution Payment Date” means January 15, April 15, July 15 and October 15 of each year.

“Distribution Period” means the period from and including any Distribution Payment Date to, but excluding, the next Distribution Payment Date; provided, however, the initial Distribution Period with respect to any share of Series A Preferred Stock shall be the period from and including April 15, 2019 to, but excluding, the next Distribution Payment Date.

“Distribution Rate” shall be as follows:

(i)	6.55% from and after the First Issuance Date, or if the Second Issuance occurs, 6.55% from and after the Second Issuance Date (the “Initial Rate”) until the five year anniversary of the First Issuance Date, or if the Second Issuance occurs, the five year anniversary of the Second Issuance Date (the “Reset Date”), subject to paragraphs (iii) and (iv) below;

(ii)	6.75% from and after the Reset Date (the “Standard Reset Rate”), subject to paragraphs (iii) and (iv) below;

(iii)	if the First Triggering Event occurs, 7.55% from and after August 2, 2020 until the Second Triggering Event if it occurs (provided that, if the Listing Date occurs on or prior to February 2, 2021, the Distribution Rate shall be (1) the Initial Rate from and after the Listing Date until the Reset Date and (2) the Standard Reset Rate from and after the Reset Date (provided further that, if the Listing Date does not occur within six months following the First Triggering Event, the Distribution Rate shall be 7.75% from and after the Reset Date)); or

(iv)	if the Second Triggering Event occurs, 8.05% from and after August 2, 2021 until the Reset Date and, 8.25% from and after the Reset Date.

“Excepted Transaction” means a merger, sale of all or substantially all of the voting securities or assets or similar transaction (i) between or among the Corporation and one or more affiliates of GCC or other REITs managed directly or indirectly by GCC or (ii) in which the Corporation becomes internally managed by a substantial number of the GCC real estate management team or by Persons that were or are affiliates of GCC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means an opinion to be rendered, at the election of Purchaser and at Purchaser’s sole cost, from one of the Approved Financial Advisors (other than Robert Stanger & Co., Inc., Duff & Phelps, LLC and Altus Group) regarding the determination of the Common Stock Fair Market Value.

“First Triggering Event” will be deemed to have occurred if the Listing Date has not occurred by August 1, 2020.

“First Issuance Date” means August 8, 2018.

“GCC” means Griffin Capital Company, LLC.

“GCEAR” means Griffin Capital Essential Asset REIT, Inc.

“Liquidation Amount” means $25.00 per share of Series A Preferred Stock.

“Listing Date” means the effective date of the listing by the Corporation at the Corporation’s election of either its shares of Class E Common Stock or the Series A Preferred Stock on a national securities exchange registered under Section 6(a) of the Exchange Act.

“MGCL” means the Maryland General Corporation Law.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

“Preferred Stock Purchase Agreement” means that certain Series A Cumulative Perpetual Convertible Preferred Stock Purchase Agreement, dated August 8, 2018, by and among GCEAR, Purchaser and Shinhan BNP Paribas Asset Management Corporation, as asset manager of Purchaser, as amended from time to time.

“Purchaser” means SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H) (acting through Kookmin Bank as trustee of SHBNPP Global Professional Investment Type Private Real Estate Trust No. 13(H)).

“Redemption Fee” means a fee comprising 1.5% of the Redemption Price.

“Second Issuance” means the first issuance of any shares of Series A Preferred Stock that occurs after the effective time of the merger of GCEAR with and into Globe Merger Sub, LLC.

“Second Issuance Date” means the date on which the Second Issuance occurs.

“Second Triggering Event” will be deemed to have occurred if the Listing Date has not occurred by August 1, 2021.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.